Exhibit 99.1

Genie Energy Considering Alternative Ways Forward for Oil Shale Pilot Project in Israel

NEWARK, NJ – September 3, 2014:  Genie Energy Ltd., (NYSE: GNE) a leading independent retail energy provider and a developer of unconventional energy projects, said today that on September 2, 2014, the Jerusalem District Committee for Planning and Building voted to decline to issue Israel Energy Initiatives, Ltd. (“IEI”) a permit to build and operate an oil shale pilot drilling project in Israel’s Shfela region.

IEI, a majority owned subsidiary of Genie Energy, Ltd., holds an exclusive Shale Oil Exploration and Production License awarded in 2008 by the Israeli Ministry of National Infrastructures.

The Company said in a statement released today that it is disappointed by the Committee’s decision and is currently evaluating options to determine the best course of action to move forward to exploit the valuable resource covered by IEI’s exploration license.

About Genie Energy Ltd.:
Genie Energy Ltd (NYSE: GNE) is comprised of IDT Energy and Genie Oil and Gas (GOGAS).  IDT Energy is a leading independent retail energy provider supplying electricity and natural gas to residential and small business customers in the Northeastern United States. GOGAS is a resource and technology development company focused on producing clean and affordable transportation fuels from the world’s abundant kerogen-based oil shales and other oil and gas resources.  GOGAS is currently developing oil shale projects in Colorado, Israel and Mongolia, and an oil and gas exploration project in Israel.  For more information, visit www.genie.com.

Contact:
Genie Energy Investor Relations
Bill Ulrey
P: (973) 438-3848
E-mail: invest@genie.com